Exhibit 99.3

GLOBAL TECHNOLOGY ACQUISITION CORP. I

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE CHARTER

(As of October 20, 2021)

I.	Purpose

The purpose of the Nominating and Corporate Governance Committee (the “Committee”) is to identify individuals qualified to become Board members consistent with criteria approved by the Board, to recommend that the Board select the director nominees for the next annual meeting of shareholders, to develop and recommend to the Board a set of Corporate Governance Guidelines and to oversee the evaluation of the Board and management.

II.	Composition

The Committee must consist of at least two directors, each of whom must satisfy the independence requirements of The Nasdaq Capital Market (subject to applicable phase-in requirements). Committee members must be appointed and may be removed, with or without cause, by the Board. Unless a Chair is designated by the Board, the Committee may designate a Chair by majority vote of the full Committee membership.

III.	Meetings, Procedures and Authority

The Committee has the authority to establish its own rules and procedures for notice and conduct of its meetings so long as they are not inconsistent with any provisions of the Company’s articles of association that are applicable to the Committee.

The Committee has sole authority to retain and terminate any search firm to be used to identify director candidates, including sole authority to approve such search firm’s fees and other retention terms. The Committee has the authority to retain any other advisors that the Committee believes to be desirable and appropriate and has the authority to approve related fees and retention terms.

In addition to the duties and responsibilities expressly delegated to the Committee in this Charter, the Committee may exercise any other powers and carry out any other responsibilities consistent with this Charter, the purposes of the Committee, and the Company’s articles of association.

IV.	Duties and Responsibilities

1. Director Nominees. The Committee will identify individuals qualified to become members of the Board and ensure that the Board has the requisite expertise and that its membership consists of persons with sufficiently diverse and independent backgrounds. The Committee will also recommend to the Board the nominees for election to the Board at the next annual meeting of shareholders.

2. Criteria for Selecting Directors. The criteria to be used by the Committee in recommending directors and by the Board in nominating directors are as set forth in the Company’s corporate governance guidelines.

3. Board Committee Structure and Membership. The Committee will annually review the Board committee structure and recommend to the Board for its approval directors to serve as members of each committee.

4. Corporate Governance Guidelines. The Committee will develop and recommend to the Board the Corporate Governance Guidelines. The Committee will, from time to time as it deems appropriate, review and reassess the adequacy of such corporate governance guidelines and recommend any proposed changes to the Board for approval.

5. Board and Management Evaluations. The Committee will oversee the annual self-evaluations of the Board and management.

6. Other Corporate Governance Matters. The Committee may make recommendations to the Board regarding governance matters, including, but not limited to, the Company’s memorandum and articles of association, and the charters of the Company’s other committees.

7. Reports to the Board of Directors. The Committee must report regularly to the Board regarding the activities of the Committee.

8. Committee Self-Evaluation. The Committee must at least annually perform an evaluation of the performance of the Committee.

9. Review of this Charter. The Committee must periodically review and reassess this Charter and submit any recommended changes to the Board for its consideration.

V.	Delegation of Duties

In fulfilling its responsibilities, the Committee has the authority to delegate any or all of its responsibilities to a subcommittee of the Committee.

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